Free writing prospectus dated July 11, 2025

Filed pursuant to Rule 433 of the Securities Act of 1993, as amended

Relating to Preliminary Prospectus dated April 14, 2025

Registration No. 333-282499

MAJESTIC IDEAL HOLDINGS LTD (Proposed Nasdaq Symbol: MJID) July 2025 Free writing prospectus dated July 11, 2025 Filed pursuant to Rule 433 of the Securities Act of 1993, as amended Relating to Preliminary Prospectus dated April 14, 2025 Registration No. 333 - 282499

Forward - Looking Statement 2 This presentation includes statements that are, or may b e deemed, “forward - looking statements” . In some cases, these forward - looking statements can b e identified by the use o f forward - looking terminology, including the terms ”believes,” “estimates,” “anticipates,” “expects, ” “plans,” “ intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward - looking statements contain these words . They appear in a number o f places throughout this presentation and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the SCM market in China . By their nature, forward - looking statements involve risks and uncertainties because they relate to events, competitive dynamics, and regulatory developments and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated . Although it is believed that there is a reasonable basis for each forward - looking statement contained in this presentation, we caution you that forward - looking statements are not guarantees o f future performance and that the actual results o f operation, financial condition and liquidity, and the development o f the industries in which we operate may differ materially from the forward - looking statements contained in this presentation as a result of, among other factors, the factors referenced in the “Risk Factors” section o f the preliminary prospectus contained in the registration statement on Form F - 1 initially filed with the Securities and Exchange Commission (the “SEC”) on October 23 , 2024 , as amended thereafter, for our proposed initial public offering (the "Registration Statement") . In addition, even if our results o f operations, financial conditions and liquidity, and the development o f the industries in which we operate are consistent with the forward - looking statements contained in this presentation, they may not b e predictive o f results or developments in future periods . An y forward - looking statement that we make in this presentation speaks only as o f the date o f such statement, and we undertake no obligation to update or revise publicly any o f the forward - looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law . You should read carefully the factors described in the "Risk Factors" section o f the prospectus contained in the Registration Statement to better understand the risks and uncertainties inherent in our businesses and any forward - looking statements . In this presentation, we rely on Industry and Market Data and refer to information and statistics regarding the sectors in which we compete and other industry data . W e obtained this information and statistics from third - party sources . W e have supplemented this information where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management’s best view as to information that is not publicly available .

Free Writing Prospectus Statement 3 This free writing prospectus relates to the proposed initial public offering of the ordinary shares (the “Ordinary Shares”), par value US $ 0 . 0000625 per share, of Majestic Ideal Holdings Ltd (the “Company”), which are being registered on the Registration Statement and should be read together with the preliminary prospectus included in the Registration Statement filed by the Company with the SEC for the offering to which this presentation relates and may be accessed through the following web link : https : //www . sec . gov/Archives/edgar/data/ 1897532 / 000121390025031383 /ea 0208037 - 12 . htm This presentation highlights basic information about the Company and the offering to which this presentation relates . Because it is a summary, it does not contain all of the information that you should consider before investing in our securities . The Company has filed the Registration Statement (including a preliminary prospectus) with the SEC for the proposed offering to which this communication relates . The Registration Statement has not yet become effective . Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents the Company filed with the SEC in their entirety for more complete information about us and the proposed offering . You may get these documents for free by visiting EDGAR on the SEC website at http : //www . sec . gov/ .

Offering Summary

Issuer	Majestic Ideal Holdings Ltd
Security	Ordinary Shares
Proposed Nasdaq Capital Market Symbol	MJID
Shares Outstanding Prior to Completion of Offering	18,000,000 Ordinary Shares
Number of Shares Being Offered	2,500,000 Ordinary Shares
Offering Price per Share	USD 6.0 to USD 7.0
Offering Size	USD15,000,000 - USD17,500,000
Use of Proceeds	Approximately 20% - Procurement of raw materials used in textile and garment manufacturing for upstream vertical expansion and lead time reduction Approximately 20% - To broaden customer base and to develop new customers through marketing and/or to increase market presence in other key markets such as the United States or Europe Approximately 20% - To enhance efficiency and SCM service capabilities by enhancing collaboration with suppliers and logistic service providers or make investments in these areas Approximately 10% - Exploration and introduction of eco-friendly and sustainable raw materials broadening sourcing chain to cover quality suppliers of these materials Approximately 30% - Other general capital needs
Underwriters	Craft Capital Management, LLC and WestPark Capital, Inc.

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Table of Contents 5 1 2 Company Overview 3 4 Growth Strategies 5 Management & Directors Financials Competitive Strengths

Company Overview

7 One - Stop SCM Service Provider in Apparel Industry Majestic Ideal Upstream Raw material vendors Raw material traders Midstream Manufacturers Downstream Distributors Retailers Customers Along Apparel Supply Chain Textiles Yarn products Finished garments

Majestic Ideal Holdings Ltd (Cayman ) Keystone Holdings Limited (BVI) 100% Meridian Group Holdings Limited (Cayman) 100% Action Holdings Limited (BVI) 85.07% 100% Nifty Holdings Limited (BVI) 100% Mutli Ridge (Asia) Limited (Hong Kong) 100% New Brand Cashmere Products Co., Ltd (PRC) Majestic Ideal Holdings Ltd (Cayman) Corporate and Shareholding Structure Other Shareholders 14.93% 8

Transition Towards a Consumption - Driven Economy 35000 30000 25000 20000 15000 10000 5000 0 2016 2017 2018 2019 2020 Disposable income per capita (in RMB) Consumption expenditure per capita (in RMB) 9 Source: National Bureau of Statistics of China Market Trend in China

Effective management team High requirements for design innovation and differentiation 01 02 03 Long - tail market tendency caused by fierce competition Big data improves efficiency and reduce unnecessary expenses in SCM Developed value chain and logistics network Advanced manufacturing techniques and experienced workers Growth Drivers Entry Barriers 10 Growth Drivers & Entry Barriers of SCM Market in China

Competitive Strengths

One - Stop Apparel SCM Services Provider Addressing Customer Needs in a Cost - effective Manner One - Stop Apparel SCM Solution Provider Quality Suppliers Raw Material Vendors Contract Manufacturers Logistics Service Providers Vertically Integrated Operation Design Planning Executive Control Addresses customers’ specific needs in a cost - effective manner Speed 12

Fashion Sketches Efficiency • With in - depth industry knowledge and skills • Cohesive corporate culture inspires innovation Finished Garments Deep Industry Knowledge Facilitating Efficiency Short fashion cycles with rapid changes in inventory We’re able to provide timely response to market trends Industry Trend What Majestic Ideal Offers 13

Growth Strategies

Broaden product offerings New markets + customers Cover broader aspects of SCM Provide high quality product offerings Further enhance lead time Explore new categories of raw materials Identify suppliers operating recycled production lines Provide guidance and make recommendations to customers Integrate environmental marketing into consultations Integrate sustainability into business model Broaden customer base & strengthen relationships Enhance product quality & production efficiency Maintain quality supplier base Sustainability Adding Quality Suppliers with • Sufficient production capacity • New production technologies • More competitive pricing • Enhancing internal evaluation system 15 Stable supply of raw materials + Effective cost control Growth Strategies Strengthen design & development

Management & Directors

Yuk Yin Judy Li Co - founder & Chairperson of the Board • Over 28 years of experience in apparel industry, from supply chain management to retails • Primarily responsible for corporate strategic planning, business development and overall management and operations Sek Yan Ko Co - founder & General Manager • Over 36 years of experience in sourcing, manufacturing and distribution of apparel industry • Primarily responsible for overseeing management of the operations and corporate strategic planning Suqin Li Director & Chief Executive Officer • Over 15 years of experience in garment industry • Primarily responsible for expanding business in China market Management & Directors Xueyuan Chen Chief Financial Officer • Over 15 years experience in financial - related work experience • Proficient in financial system establishment, capital control, financial investments, operations analysis, tax planning, cost control and corporate international control Chun Fai Billy Tang Independent Non - executive Director • Over 25 years of experience in the accounting and investment banking profession • Obtained a bachelor’s degree in business administration from The University of Massachusetts at Amherst, United States, in 1996 Taylor Carl Coplen 17 Independent Non - executive Director • Over 10 years of experience in the education industry • Currently enrolled in the doctor of philosophy degree in History of Science at Harvard University Wai Kei Kevin Ng Independent Non - executive Director • Over 10 years of experience in banking and finance

Financials

Revenue Financials For the year ended September 30 FY2023 FY2024 Sales of yarns Sales of finished garments 19 757,092 US$ 10,559,212 11,316,304 11,865,741 620,350 12,486,091

(136,230) 581,164 771,900 FY2023 FY2024 For the year ended September 30 Net Loss US$ Gross Profit & Gross Profit Margin US$ 5.1% (182,993) FY2023 FY2024 For the year ended September 30 Financials 6.2% 20

Email: ir@mcegroup.com 30 Contacts 21